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                                                                                                         EXHIBIT 12
                            OHIO POWER COMPANY
      Computation of Consolidated Ratio of Earnings to Fixed Charges
                     (in thousands except ratio data)
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                                                                                                           Twelve
                                                                                                           Months
                                                                   Year Ended December 31,                 Ended
                                                      1992        1993       1994       1995       1996    6/30/97
Fixed Charges:
  Interest on First Mortgage Bonds. . . . . . . .  $ 83,572    $ 74,121   $ 63,805   $ 61,836   $ 52,147   $ 48,990
  Interest on Other Long-term Debt. . . . . . . .    26,611      24,510     21,453     23,193     27,045     27,529
  Interest on Short-term Debt . . . . . . . . . .     2,711       1,122        992      2,658      4,006      3,793
  Miscellaneous Interest Charges. . . . . . . . .     2,800       2,958      5,140      7,126      3,705      1,262
  Estimated Interest Element in Lease Rentals . .    22,800      15,300     13,900     50,700     53,200     53,200
       Total Fixed Charges. . . . . . . . . . . .  $138,494    $118,011   $105,290   $145,513   $140,103   $134,774

Earnings:
  Net Income. . . . . . . . . . . . . . . . . . .  $160,553    $185,770   $162,626   $189,447   $217,655   $223,080
  Plus Federal Income Taxes . . . . . . . . . . .    75,783      64,244     74,822     93,699    117,243    125,614
  Plus State Income Taxes . . . . . . . . . . . .     1,082       2,626      3,375      1,618      2,252      2,887
  Plus Fixed Charges (as above) . . . . . . . . .   138,494     118,011    105,290    145,513    140,103    134,774
       Total Earnings . . . . . . . . . . . . . .  $375,912    $370,651   $346,113   $430,277   $477,253   $486,355

Ratio of Earnings to Fixed Charges. . . . . . . .      2.71        3.14       3.28       2.95       3.40       3.60
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